Exhibit 99.1

FOR IMMEDIATE RELEASE	January 7, 2011

NW Natural Announces Storage Business Leadership Change

Portland, Ore. – NW Natural announced today that Rick Daniel, President of its wholly owned subsidiary NW Natural Gas Storage LLC (NWNGS), will be leaving at the end of January, returning to his home in Canmore, Canada, where he intends to resume his practice in natural gas storage consulting. Daniel began consulting with NW Natural in 2007 and became President of NWNGS in October of 2009 to help build the storage organization.

“Rick did a terrific job of guiding our storage company through the start-up phase,” said Gregg Kantor, President and CEO of NW Natural. “We now have the people and systems in place to operate our new Gill Ranch Storage facility near Fresno, California.”

Daniel will be replaced by Dave Weber, who will serve on an interim basis as President of NWNGS, reporting directly to Kantor. Weber has served as NW Natural’s Chief Information Officer since 2001. In November of last year he became Chief Operating Officer of NWNGS. Weber came to NW Natural after 15 years at IBM, where he worked in a variety of leadership positions.

“Dave has the skills to continue to build NWNGS in 2011,” said Kantor. “While we will be doing a search for a permanent replacement for Rick later this year, Dave’s operational strengths fit perfectly with an organization in its first year of operation.”

About NW Natural — NW Natural (NYSE: NWN) is headquartered in Portland, Ore., and provides safe, reliable, cost-effective natural gas service to about 667,000 residential, commercial, and industrial customers through 15,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest. The company has approximately $2.5 billion in total assets. Since 1989, the company has operated its 16 Bcf Mist underground storage field in Oregon to serve its utility customers and the regional interstate storage market. NW Natural and its subsidiaries currently own and operate approximately 31 Bcf of combined underground gas storage capacity in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Media Contact:

Kim Heiting, 503-220-2366, kah@nwnatural.com

Investor Contact:

Bob Hess, 503-220-2388, bob.hess@nwnatural.com